                                                                    Exhibit 12.1

      Computation of Ratio of Earnings to Fixed Charges and Preferred Unit
                                 Distributions:


                                    First
                                   Quarter            Fiscal Year
                                  ----------  ---------------------------------
                                  2002  2001  2001  2000  1999  1998  1997
                                  ----  ----  ----  ----  ----  ----  ----
                                     (in millions, except ratios)
Income (loss) from operations
 before income taxes............. $ (8) $ 43  $ 67  $105  $240  $174  $ 83
 Add (deduct):
 Fixed charges...................  133   126   572   533   518   415   364
 Capitalized interest............   (1)   (2)   (8)   (8)   (7)   (4)   (1)
 Amortization of capitalized
  interest.......................    2     2     7     6     6     6     5
 Net (gains) losses related to
  certain 50% or less owned
  affiliate......................    5    (3)    6   (24)   (6)   (1)   (1)
 Minority interest in
  consolidated affiliates........    5     7    16    27    21    52    31
                                  ----  ----  ----  ----  ----  ----  ----
 Adjusted earnings...............  136   173   660  $639  $772  $642  $481
                                  ====  ====  ====  ====  ====  ====  ====
 Fixed charges:
 Interest on indebtedness and
  amortization of deferred
  financing costs................ $113  $110  $493  $466  $469  $335  $288
 Dividends on convertible
  preferred securities of
  subsidiary trust...............  --    --    --    --    --     37    37
 Distributions on preferred
  limited partner units..........    9     5    32    20     6   --    --
 Portion of rents representative
  of the interest factor.........   11    11    47    47    43    43    39
                                  ----  ----  ----  ----  ----  ----  ----
 Total fixed charges and
  preferred unit distributions...  133   126   572  $533  $518  $415  $364
                                  ====  ====  ====  ====  ====  ====  ====
 Ratio of earnings to fixed
  charges and preferred unit
  distributions.................. 1.02  1.37  1.15  1.20  1.49  1.54  1.32